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                                  SERIES 1996-2
                             SUPPLEMENTAL INDENTURE

         This SERIES 1996-2 SUPPLEMENTAL INDENTURE ("Series Supplement") is dated as of June 27, 1996 and is entered into by and among FSI FUNDING CORP. II, a Delaware corporation (herein called the "Company"), MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as trustee (herein called the "Trustee") and FINANCING FOR SCIENCE INTERNATIONAL, INC., as Servicer (the "Servicer").

                             RECITALS OF THE COMPANY

         The Company, the Trustee and the Servicer, have heretofore entered into an Amended and Restated Indenture dated as of March 1, 1996, (the "Indenture"), pursuant to which the Company is authorized to issue up to $142,800,000 in aggregate principal amount of its Class A Equipment Lease-Backed Pay-Through Notes (the "Class A Notes"), and up to $25,200,000 in aggregate principal amount of its Class B Equipment Lease-Backed Pay-Through Notes (the "Class B Notes"), which Notes are issuable in Series.

         Pursuant to the Indenture, the Company has heretofore issued and sold $112,779,973.35 in aggregate principal amount of Class A Notes and $19,902,348.24 in aggregate principal amount of Class B Notes.

         The Company, the Trustee and the Servicer have heretofore entered into Amendment Agreement No. 1 to Contribution, Sale and Assignment Agreement, dated as of March 1, 1996 pursuant to which the time frames set forth in Section 5.01(j) thereof for Seller's performance of certain post-closing requirements was extended from 75 days to 90 days.

         The Company and the Trustee desire to (i) make a corresponding amendment to the Indenture and (ii) make provision for the issuance of an additional Series of Class A Notes and Class B Notes.

              NOW, THEREFORE, THIS SERIES SUPPLEMENTAL WITNESSETH:

         For and in consideration of the premises and the purchase of the Notes for which provision is hereinafter made by the holders thereof, it is mutually covenanted and agreed, for the equal and ratable benefit of all Noteholders, as follows:

         SECTION 1.        Definitions.

         Except as otherwise expressly provided herein or as the context may otherwise require, the capitalized terms used in this Series Supplement shall have the respective meanings specified in Appendix A to the Indenture, which is incorporated herein by this reference. The definitions
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of such terms are applicable to the singular as well as to the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

         SECTION 2.        Amendment to Indenture.

         Section 4.02(b) of the Indenture is hereby amended by deleting the reference to 85 days and replacing it with a reference to 100 days.

         SECTION 3.        Name, Dating and Series Designation of the Series.

         The Series of Notes created hereby shall be designated as the "Series 1996-2 Notes, Due July 15, 2002" of the Company (the "Series Notes"). The Series Notes shall be dated as of their date of issue.

         SECTION 4.        Authorized Amount of the Series.

         The aggregate principal amount of Series Class A Notes (the "Series Class A Notes") which may be authenticated and delivered under this Supplemental Indenture is limited to $20,439,676.90, and the aggregate principal amount of Series Class B Notes (the "Series Class B Notes") which may be authenticated and delivered under this Supplemental Indenture is limited to $3,607,001.81, except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other series Notes pursuant to Section 3.04, 3.05,
3.07 or 9.05 of the Indenture.

         SECTION 5.        Interest Rates of Series Note.

         The Series Class A Notes shall bear interest on the outstanding principal amount of each Series Class A Note at a rate per annum equal to 7.22%.

         The Series Class B Notes shall bear interest on the outstanding principal amount of each Series Class B Note at a rate per annum equal to 8.00%.

         SECTION 6.        Supplement to Schedule A.

         Schedule A to the Indenture is hereby supplemented by the addition of the material set forth on Schedule A hereto.
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         SECTION 7.        Supplement to Schedule B.

         Schedule B to the Indenture is hereby supplemented by the addition of the material set forth on Schedule B hereto.

         SECTION 8.        Governing Law.

         Section 1.10 of the Indenture shall apply to this Supplemental
Indenture.

         SECTION 9.        Execution in Counterparts.

         This Series Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         SECTION 10.       Effective Date; Binding Effect.

         This Series Supplement shall become effective as of June 27, 1996 and shall thereafter be binding upon the Company and the Trustee and shall inure to the benefit of the Company and the Trustee and their respective successors and assigns, subject, however, to the limitations contained in the Original Indenture.

         SECTION 11.       Effect of Headings.

         The Section headings herein are for convenience only and shall not affect the construction hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Series Supplement to be duly executed, and their respective corporate seals to be hereunto affixed and witnessed, all as of the day and year first above written.

                                          FSI FUNDING CORP. II

                                          By  /s/ Robert W. Maxwell
                                              ------------------------------
                                              Name:  Robert W. Maxwell
                                              Title: President
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                                         MANUFACTURERS AND TRADERS TRUST
                                         COMPANY


                                         By  /s/ Karin W. Cranz
                                             -------------------------------
                                             Name:   Karin W. Cranz
                                             Title:  Trust Officer


                                         FINANCING FOR SCIENCE
                                         INTERNATIONAL, INC.


                                         By  /s/ Robert W. Maxwell
                                             -------------------------------
                                             Name:   Robert W. Maxwell
                                             Title:  President